EXHIBIT 99.1

Contacts:	American Pharmaceutical Partners, Inc.
Nicole Williams
Chief Financial Officer
(847) 330-1368

Robert Jaffe/Rob Whetstone
PondelWilkinson Inc.
(310) 279-5963

AMERICAN PHARMACEUTICAL PARTNERS REPORTS RECORD NET SALES

OF $98 MILLION IN 2004 SECOND QUARTER WITH GROSS MARGIN OF 54%

Second Quarter 2004 Highlights:

•	Net sales increased 8% to $97.7 million over second quarter 2003; gross margin was 54.4%

•	The company incurred expenses related to ABRAXANE™ of $23.2 million, or $0.19 per diluted share, inclusive of a $10 million milestone payment

•	Net income, after incurring ABRAXANE ™ related expenses, was $9.2 million or $0.13 per diluted share

•	Company received eight FDA approvals to date in 2004, including the company’s first NDA (Tobramycin Powder)

Conference call scheduled for 11:30 a.m. EDT, Thursday, July 22, 2004; Simultaneous webcast available at www.appdrugs.com and www.fulldisclosure.com

SCHAUMBURG, IL – July 22, 2004 – American Pharmaceutical Partners, Inc. (NASDAQ: APPX) today reported the highest quarterly revenues in the company’s history with net sales of $97.7 million for the second quarter ended June 30, 2004, an increase of 8% over net sales of $90.4 million in the 2003 second quarter. Product launches in the second quarter contributed significantly to the sales increase, with the remaining growth driven primarily by strong sales of oncology and anti-infective products. Second quarter 2004 gross margin was 54.4%, reflecting the launch of new, higher margin products.

As anticipated, second quarter ABRAXANE™ expenses totaled $23.2 million, or $0.19 per diluted share, consisting of $13.2 million of pre-launch expenses and a $10.0 million milestone payment triggered by the FDA’s May 8, 2004 acceptance of the ABRAXANE™ NDA filing. Financial results for the 2004 second quarter benefited from a one-time investment tax credit of $1.7 million, or $0.02 per diluted share. After incurring the ABRAXANE™ expenses and benefiting from the tax credit, net income was $9.2 million, or $0.13 per fully diluted share, versus net income for the 2003 second quarter of $19.8 million, or $0.27 per diluted share, after incurring $1.6 million, or $0.02 per diluted share, of ABRAXANE™ pre-launch expenses.

Net income for the core injectable business, which excludes ABRAXANE™ related expenses and the benefit of the one-time tax credit, was $0.30 per diluted share for the 2004 second quarter. APP presents this financial metric, which excludes the impact of ABRAXANE™ and the tax credit, to clarify the operating results of the core injectable business. Refer to the enclosed table for a reconciliation of pro forma net income to GAAP net income.

“We are pleased with our accomplishments thus far in 2004, having received eight product approvals including Tobramycin Powder, the company’s first New Drug Application, recorded the highest quarterly revenues in the company’s history and raised our gross margin percentage in the second quarter to 54% from 50% in the preceding quarter,” said Patrick Soon-Shiong, M.D., chairman, president and chief executive officer of American Pharmaceutical Partners. “The tentative approval for carboplatin, 16 ANDAs pending with the FDA and more than 50 products in development bode well for the balance of 2004 and beyond, and further solidify our position as a leader in our industry.”

Operating expenses totaled $41.5 million for the 2004 second quarter versus $17.8 million in the same period of 2003. Excluding expenses related to ABRAXANE™, operating expenses in 2004 were $18.3 million, or 18.8% of sales, compared with $16.2 million, or 17.9% of sales, in the second quarter of 2003.

Cash and cash equivalents were $45.2 million at June 30, 2004 compared with $54.3 million at March 31, 2004. The company currently has $77 million in cash on hand, no debt outstanding and $50.0 million available under its credit facility.

2004 Outlook — Forward Looking Information

American Pharmaceutical Partners affirmed its earlier 2004 guidance as follows:

•	Core injectable business sales are expected to increase in excess of 20% over 2003, with the growth substantially driven by the anticipated fourth quarter launch of new products including Carboplatin, for which the company has obtained tentative FDA approval pending only expiration of the innovator patent;

•	Core injectable business gross margin is expected to be in the low to mid 50% range;

•	The FDA accepted the ABRAXANE™ NDA filing on May 8, 2004 and APP is preparing for the potential launch of ABRAXANE™. Expenses related to ABRAXANE™, totaling $20.3 million in the first half of 2004, are expected to approximate $40 million for all of 2004. In addition, APP expensed the $10 million milestone payment in the 2004 second quarter triggered upon the FDA’s acceptance of the ABRAXANE™ NDA filing, and expects to pay a $15 million milestone payment 30 days following FDA approval of the NDA. The FDA approval milestone would be capitalized and amortized over the estimated life of the product.

Conference Call Information and Forward-Looking Statements

On Thursday, July 22, 2004, the company will host a conference call with interested parties beginning at 11:30 a.m. (EDT) to review the results of operations for the second quarter ended June 30, 2004. Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements and clinical or FDA developments, and any comments the company may make about its future in response to questions from participants on the conference call. The conference call may be heard by any interested party through a live audio Internet broadcast at www.appdrugs.com and www.fulldisclosure.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for one year beginning at approximately 3:00 p.m. (EDT), July 22, 2004.

About American Pharmaceutical Partners, Inc.

American Pharmaceutical Partners, Inc. is a specialty drug company that develops, manufactures and markets injectable pharmaceutical products, focusing on the oncology, anti-infective and critical care markets. APP has acquired the exclusive North American rights to manufacture and market ABRAXANE™, a proprietary nanoparticle injectable oncology product that has completed Phase III clinical trials for metastatic breast cancer. The company believes that it has established the only commercial scale protein-engineered nanoparticle manufacturing capability in the United States. For more information, visit APP’s website at www.appdrugs.com

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, the impact of pharmaceutical industry regulation, the difficulty in predicting the timing or outcome of product development efforts and FDA or other regulatory approvals or actions including the approval of ABRAXANE™, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties, actual results achieved in further Phase II and III trials for ABRAXANE™ may or may not be consistent with results achieved to date, the timing and completion of the ABRAXANE™ filing, the fact that the FDA has not reviewed the Phase III data and may not grant approval on the basis of such data, and other risk factors discussed in the Company’s Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share amounts)

	Three months ended June 30,			Six months ended June 30,
	2004	2003	% Change	2004	2003	% Change
Net sales	$97,664	$90,416	8%	$186,842	$171,761	9%
Cost of sales	44,523	39,790	12%	89,314	74,975	19%

Gross profit	53,141	50,626	5%	97,528	96,786	1%

Percent to sales	54.4%	56.0%		52.2%	56.3%

Operating expenses:
Research and development	6,889	5,067		13,940	11,143
Selling, general and administrative	25,311	12,813		43,890	24,133
Milestone payment	10,000	—		10,000	—
Other	(694)	(83)		(763)	235

Total operating expenses	41,506	17,797	133%	67,067	35,511	89%
Percent to sales	42.5%	19.7%		35.9%	20.7%
Income from operations	11,635	32,829	-65%	30,461	61,275	-50%
Percent to sales	11.9%	36.3%		16.3%	35.7%
Other income (expense), net	354	761		753	1,221

Income before income taxes	11,989	33,590	-64%	31,214	62,496	-50%
Percent to sales	12.3%	37.2%		16.7%	36.4%
Income tax expense	2,744	13,772		10,200	25,623

Net income	$9,245	$19,818	-53%	$21,014	$36,873	-43%

Percent to sales	9.5%	21.9%		11.2%	21.5%

Net income per share:
Basic	$0.13	$0.29		$0.30	$0.53

Diluted	$0.13	$0.27		$0.29	$0.51

Weighted - average common shares outstanding:
Basic	70,268	69,237		70,148	69,698

Diluted	73,202	72,171		73,151	72,552

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$45,162	$58,625
Accounts receivable, net	38,143	31,402
Inventory, net	132,453	110,384
Prepaid expenses and other	8,737	7,340
Deferred income taxes	7,948	7,948

Total current assets	232,443	215,699

Property, plant and equipment, net	86,087	77,340
Other assets	11,130	10,746

Total assets	$329,660	$303,785

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$30,880	$26,560
Accrued expenses	23,905	29,120

Total current liabilities	54,785	55,680
Long-term deferred income tax liability	2,044	2,044

Total liabilities	56,829	57,724

Stockholders' Equity
Common stock	77	77
Additional paid-in capital	207,229	201,009
Amounts due from American BioScience, Inc.	(21,930)	(21,132)
Deferred stock-based compensation	(898)	(1,309)
Retained earnings	144,564	123,550
Accumulated other comprehensive income	63	140
Less treasury stock, at cost	(56,274)	(56,274)

Total stockholders' equity	272,831	246,061

Total liabilities and stockholders' equity	$329,660	$303,785

AMERICAN PHARMACEUTICAL PARTNERS, INC.

GAAP TO PRO FORMA NET INCOME RECONCILIATION

(unaudited, in thousands, except per share amounts)

	Three months ended June 30,
	2004	2003
Reported net income	$9,245	$19,818
Abraxane expenses (a)	13,182	1,625
Abraxane milestone payment (b)	10,000	—
Income tax benefit (c)	(8,995)	(666)
Non-recurring investment tax credit (d)	(1,700)	—

Pro forma net income	$21,732	$20,777

Pro forma net income per diluted share	$0.30	$0.29

Weighted - average common shares outstanding diluted	73,202	72,171

(a)	To eliminate direct ABRAXANE expenses that were not incurred on behalf of the core generic business.
(b)	To eliminate the ABRAXANE milestone payment.
(c)	To reverse the tax benefit related to ABRAXANE expenses and the milestone payment at the company’s effective tax rate.
(d)	To eliminate the non-recurring investment tax credit